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EXHIBIT 23



The Board of Directors
SBS Technologies, Inc.:

We consent to incorporation by reference in the registration statements (No.'s 333-23053 and 333-98558) on Form S-8 and (No. 333-20129) on Form S-3
of SBS Technologies, Inc. of our report dated August 4, 1998, relating to the consolidated balance sheets of SBS Technologies, Inc. and subsidiaries as of June 30, 1998, and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three year period ending June 30, 1998, which report appears in the June 30, 1998, annual report on Form 10-K of SBS Technologies, Inc..

                                   /S/ KPMG PEAT MARWICK LLP



Albuquerque, New Mexico
September 24, 1998